News Release
For more information, contact:

Mike Barger KCI Corporate Communications Phone: +1-210-255-6824 Email: mike.barger@kci1.com	Nathan Speicher KCI Investor Relations Phone: +1-210-255-6027 Email: nathan.speicher@kci1.com
KCI Completes Acquisition of Systagenix

Peter Huntley Appointed Senior Vice President and Leader of Systagenix

SAN ANTONIO, October 28, 2013 – Kinetic Concepts, Inc. (KCI) announced today that it has completed its acquisition of Systagenix, an established provider of advanced wound care products based in the United Kingdom. The acquisition of Systagenix enhances KCI’s position as a leading provider of transformational healing solutions with a diverse product portfolio dedicated to advancing the practice of medicine and improving patient lives around the world. The purchase price was $485 million.

As previously announced, KCI, Systagenix and LifeCell Corporation now form one company, a global leader in medical technology with more than $2 billion in revenue, poised for future success as a geographically diversified company with world-class wound care and biologics franchises.

“The successful completion of the Systagenix acquisition marks an important milestone in the advancement of our long-term strategy as the global leader in transformational healing solutions,” said Joe Woody, president & CEO. “Together, KCI, Systagenix and LifeCell will deliver customer-focused innovations and realize new possibilities beyond that which we could have achieved as a stand-alone organization.”

In connection with the acquisition, KCI announced that Peter Huntley has been appointed as senior vice president and leader of Systagenix going forward, reporting to KCI President & CEO Joe Woody. Huntley has more than 15 years of experience in the healthcare industry and was most recently CEO of Corin Group plc, where he successfully returned its orthopedics business to growth. Prior to Corin, Peter was a member of the executive committee at Smith & Nephew for 10 years, holding several roles including Group Director, Strategy and Business Development and later Group Director, Indirect Markets, where he was responsible for sales and marketing of the orthopedic reconstruction, orthopedic trauma, endoscopy and wound management portfolios. Ernest Waaser, departing CEO of Systagenix, will remain with the company for the next few months to support the integration efforts.
“I am pleased to welcome Peter Huntley as the new leader of Systagenix. He has extensive global leadership experience and a long track record of commercial success in the industry, which will add tremendous value as we combine KCI, Systagenix and LifeCell into a single company,” Woody continued. “I would also like to thank Ernest Waaser for his outstanding leadership of Systagenix that has brought us to this exciting milestone. The KCI family of companies and employees wishes him the best in his future endeavors.”

“This is an incredible opportunity and I am excited to lead the Systagenix team and to continue to build on the franchise’s compelling brand and product offerings,” said Peter Huntley, senior vice president, Systagenix. “I also look forward to collaborating with my new colleagues to drive growth and customer value across the combined company.”

Goldman, Sachs & Co. (lead advisor), BofA Merrill Lynch and Morgan Stanley provided financial advice to KCI. Debt financing for the transaction was provided by BofA Merrill Lynch, Morgan Stanley and Goldman, Sachs & Co. Simpson Thacher & Bartlett LLP and Kirkland & Ellis LLP acted as legal advisors to KCI. Jones Day acted as legal advisor to Systagenix.

About KCI
KCI is a leading global medical technology company devoted to understanding, developing and commercializing innovative, high-technology transformational healing solutions for customers and patients in more than 65 countries around the world. Headquartered in San Antonio, Texas, KCI is committed to advancing the science of healing and positively impacting patient care by developing customer-driven innovations to meet the evolving needs of healthcare professionals. Proprietary KCI negative pressure technologies have revolutionized the way in which caregivers treat a wide variety of wound types. The V.A.C.® Therapy System has been used on more than 7 million wounds worldwide. Additional information about KCI and its products is available at www.KCI1.com.

About LifeCell
LifeCell, based in Bridgewater, NJ, is a leader in regenerative medicine, develops and markets innovative tissue repair products for the reconstructive, orthopedic and urogynecologic biosurgery markets. LifeCell™ products include Strattice™ Reconstructive Tissue Matrix and AlloDerm® regenerative Tissue Matrix for plastic, reconstructive, and general surgical applications; Cymetra® Regenerative Tissue Matrix, a particulate form of AlloDerm® Tissue Matrix suitable for injection; Repliform® Regenerative Tissue Matrix for urogynecologic surgical procedures; Graftjacket® and Conexa™ for orthopedic surgical procedures; and the SPY® Elite System for the visualization and evaluation of tissue perfusion. Additional information about LifeCell and its products is available at www.LifeCell.com.

About Systagenix
Systagenix is a global leader in innovative wound care established in 2008 following the acquisition of Johnson & Johnson’s professional wound care business by One Equity Partners. Systagenix is 100% dedicated to wound care, developing and marketing advanced wound diagnostic and therapeutic solutions and supplying over 20 million advanced wound dressings per month globally. Systagenix’

longstanding commitment to skin and wound care began with innovative wound care treatments developed by the experienced team of R&D Scientists at the Gargrave Centre of Excellence for Wound Healing in North Yorkshire, England. With approximately 800 employees worldwide, Systagenix distributes products and services to more than 75 countries.
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